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                                                                   EXHIBIT 10.05

VERITAS 1997 CHIEF EXECUTIVE OFFICER COMPENSATION PLAN

The 1997 CEO Annual Compensation Plan shall consist of two components, as follows:

COMPONENT                           AMOUNT         PAID
Base Salary                                        Regular payroll
EPS Bonus                                          Annually

BASE SALARY

The Base Salary will be earned on a weekly basis. Additionally, the base salary shall be the basis for calculating life and disability benefits (and any other such benefits which are base salary driven) which shall be provided consistent with the standard company benefits policy.

EPS BONUS

The EPS Bonus shall be earned by achieving the earnings per share specified in the approved operating plan. An earnings per share achievement below 70% of plan shall not earn any bonus, and at 70% shall earn 50% of bonus. Achievement of 100% of the earnings per share shall earn 100% of the bonus, with any intermediate achievement between 70% and 100% earning a proportional amount of the bonus. At an earnings per share of 130% of plan 150% of bonus will be earned, with any intermediate achievement between 100% and 130% earning a proportional amount. In the event that the board of directors approves a mid year update, than the annual earnings per share objective shall be the sum of the first two quarters as specified in the original plan, and the second two quarters as specified in the mid-year update.

PAYMENTS

The compensation committee of the board of directors shall be responsible for assessing and awarding payment for the EPS Bonus. In order to be eligible to receive the bonus, the individual must be employed by Veritas at the time of payment. Bonus payments shall be made not later than January 31, 1998.

DISCRETION OF THE BOARD OF DIRECTORS

Notwithstanding the above, the Company's board of directors, at its sole discretion, may, for reasonable cause, modify or change this Plan or its implementation at any time.

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for Veritas                Date         Mark Leslie            Date